Exhibit 3.14
SECOND AMENDED AND RESTATED OPERATING AGREEMENT
OF
ACID SERVICES, LLC
     THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Acid Services, LLC (the “Company”), is adopted as of the 17th day of February, 2006, by JetStar Consolidated Holdings, Inc., a Delaware corporation (“Consolidated), who is the sole member of the Company, on the following terms and conditions:
Recitals
     A. Pursuant to the Contribution Agreement, dated as of February 17, 2006, among Consolidated, JetStar Holdings, Inc., the Company and all of the formers members of the Company as set forth therein, all such former members have sold all of their equity interest in the Company to Consolidated, and Consolidated, as the sole member of the Company, has determined that it is in the best interest of the Company to amend and restate the operating agreement on the terms and conditions set forth herein.
Agreement
ARTICLE I
FORMATION AND TERM
     1.1 Formation. The Company has been formed as a limited liability company governed by the Act for the purpose and scope set forth in this Agreement by causing Articles of Organization of the Company to be prepared, executed and filed with the Secretary of State of Kansas (as amended, the “Articles of Organization”).
     1.2 Term. The term of the Company commenced on March 15, 1996. The Company shall continue in existence until March 15, 2026, unless the Company is sooner dissolved in accordance with the provisions of this Agreement.
ARTICLE II
DEFINITIONS
     The following terms used in this Agreement, whether singular or plural, shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:
     2.1 “Act” means the limited liability company law set forth in Section 17-7663 et. seq. of the Kansas Code, as amended or superseded from time to time. Any reference to the Act shall automatically include a reference to any subsequent or successor limited liability company law in Kansas.
     2.2 “Agreement” means this Amended and Restated Operating Agreement, as originally executed and as amended from time to time in accordance with the terms hereof.

     2.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     2.4 “Company” has the meaning set forth in the preamble of this Agreement.
     2.5 “Consolidated” has the meaning set forth in the preamble.
     2.6 “Interest” means a membership interest in the Company, including any and all benefits to which the Member is entitled under this Agreement and the obligations of the Member under this Agreement.
     2.7 “Member” means JetStar Consolidated Holdings, Inc., a Delaware corporation, or its successor.
     2.8 “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other legal entity.
ARTICLE III
NAME AND OFFICE OF COMPANY
     3.1 Name. The name of the Company shall be Acid Services, LLC, and all business of the Company shall be conducted under such name or any other name approved by the Member.
     3.2 Principal Place of Business. The principal place of business of the Company at which the records required to be maintained by the Act are to be kept shall be 9320 East Central Avenue, Wichita, Kansas 67206, or such other place or places as the Member may determine.
ARTICLE IV
PURPOSE OF THE COMPANY
     The purposes of the Company are to engage in any lawful operations, businesses or activities, subject to the requirements of the Act, the Articles of Organization, this Agreement and any other applicable law or regulation.
ARTICLE V
CAPITAL CONTRIBUTIONS; ALLOCATION OF
PROFITS AND LOSSES; OWNERSHIP
     5.1 Capital Contributions. The Member shall not be obligated to make contributions to the capital of the Company, lend any funds or otherwise advance or contribute any additional funds to the Company.
     5.2 Allocations of Income and Losses. So long as the Company has only one member, all items of income, gain, loss, expense, deduction and credit shall be allocated to the Member.
     5.3 Ownership Interest Uncertificated. The Member’s ownership of the Company shall not be represented by any certificates or other instruments.

ARTICLE VI
MANAGEMENT
     6.1 Management by Member. The Company shall be managed by the Member. The Member may exercise all such powers and do all such lawful acts and things as are permitted by the Act or this Agreement. The Member may, from time to time, amend this Agreement by written instrument. All actions taken by the Member on behalf of the Company from the date of its formation to the date of this Agreement are hereby ratified and confirmed.
     6.2 Officers. The Member may appoint officers and co-officers of the Company in its sole discretion. The officers shall include a president (the “President”) and a Chief Financial Officer. The President shall have day-to-day control of the operations of the Company and shall report to the Member. The President shall delegate such tasks and authorities to the other officers of the Company as the Member and/or the President deem necessary or appropriate. The officers of the Company may include a chief operating officer, one or more vice-presidents and a secretary. The officers of the Company shall have such rights and powers as determined by the Member or as set forth in a written employment agreement. Any number of offices may be held by the same person. The Member may choose such other titles or such other officers and agents as it shall deem necessary. The officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member.
ARTICLE VII
TRANSFERS AND DISSOLUTION
     7.1 Transfers of Interest. The Member may sell, assign, pledge or otherwise transfer or dispose of all of any portion of its Interest in the Company; provided, however, that if less than all of the Member’s Interest is to be so transferred, such transfer may not take place until this Agreement is amended to contemplate more than one member.
     7.2 Dissolution and Liquidation. If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Member. The officers shall have the right to do all acts authorized by law and this Agreement for the purpose of winding-up the affairs of the Company.
ARTICLE VIII
INDEMNIFICATION AND LIMITATION OF LIABILITIES
     8.1 Indemnification of Managers and Officers.
          (a) The Company shall indemnify, to the full extent then permitted by taw, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a manager or officer of the Company or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise. The Company shall pay, to the full extent then permitted by law, expenses, including attorney’s fees, incurred by such person in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other Person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Organization, any agreement, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a manager, trustee, officer, employee or agent of the Company, and shall continue as to a Person who has ceased to be a manager, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.
          (b) The Company may, to the full extent then permitted by law and authorized by the Member, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any Persons described in this Section 8.1 against any liability asserted against and incurred by any such Person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such Person against such liability. Insurance may be purchased from or maintained with a Person in which the Company has a financial interest.
          (c) The Company, upon approval of the Member, may enter into agreements with any Persons whom the Company may indemnify under applicable law and undertake thereby to indemnify such Persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Company would have the power under this Agreement to indemnify any such person.
     8.2 Liabilities of the Member. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company solely by reason of being a member.
ARTICLE IX
ACCOUNTING AND FISCAL YEAR
     9.1 Fiscal Year. The fiscal year of the Company shall end on April 30 of each year, unless a different fiscal year shall be required by the Code.
     9.2 Tax Returns. It is the intention of the Member that the Company shall be disregarded for federal income tax purposes pursuant to Treasury Regulations § 301.7701-2(c)(2) (so long as it has only one member) and that all items of income, gain, loss, expense, deduction and credit shall be allocated to the Member and reported on the tax return of the Member. To the extent any state income or franchise tax returns or other tax returns, including annual reports, are required to be filed by the Company, the Member will cause such returns to be prepared and duly filed as appropriate under governing law.

ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Governing Law. This Agreement, and the rights and liabilities of the Member hereunder, shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to conflicts of laws principles.
     10.2 Actions Without a Meeting. Any action that may be authorized or taken at a meeting of the Member may be taken without a meeting if authorized by a writing signed by the Member. Any such writing shall be filed with or entered upon the records of the Company.
     10.3 Captions. Captions contained or cited in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     10.4 Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
     10.5 No Third Party Beneficiaries. This Agreement is entered into for the exclusive benefit of the Company, its Member and their respective successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable law, no such creditor or third party shall have any rights under this Agreement or any other agreement between the Company and the Member.
     10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions of this Agreement.

     10.7 Amendment of Agreement. This Agreement may be amended or modified from time to time by the written consent of the Member.
          IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

JETSTAR CONSOLIDATED HOLDINGS, INC.
By:	/s/ Clark R. Crosnoe
	Name:	Clark R.Crosnoe
	Title:	Secretary